Exhibit 99.1

PRESS RELEASE

For Immediate Release

FemOne announces second quarter 2005 earnings results.
Sales up 600%, Gross Profits up 680% from same period last year.

Carlsbad, CA, August 22, 2005 - FemOne, Inc. (OTCBB: FEMO), a publicly held Nevada corporation (the “Company”), reported consolidated sales for the second quarter of 2005.

FemOne reported consolidated net sales of $1,867,076 for the three months ended June 30, 2005, an increase of approximately 600%, from $262,540 for the three months ended June 30, 2004. Consolidated net sales for the six months ended June 30, 2005 increased to $3,619,705 from $482,032 for the same period in 2004. The increase in sales in the 2005 periods of approximately 650% is primarily attributed to the continued growth of FemOne’s technology division, BIOPRO Technology.

Gross profits for the three months ended June 30, 2005 increased to $1,456,228 from $186,617 during the three months ended June 30, 2004. The increase in gross profits of approximately 680% is directly attributable to the overall increase in net sales in 2005 and increases in gross margins is primarily due to increased profits from Direct Sales of approximately 640% attributed to the growth in our BIOPRO Technology division in the U.S., Australia and New Zealand. Also contributing to the increase in gross profits during the 2005 period are gross profits from Direct Response Television Shopping of approximately $222,240 from our subsidiary SRA Marketing. Gross profits for the six months ended June 30, 2005 increased to $2,762,549 from $349,805 over the same period in 2004.

Consolidated net loss attributable to common stockholders for the three months ended June 30, 2005 was $762,794, or ($0.01) per share, compared to a consolidated net loss of $511,305, or ($0.02) per share, for the three months ended June 30, 2004. Consolidated net loss attributable to stockholders for the six months ended June 30, 2005 was $2,051,041, or ($0.04) per share, compared to a consolidated net loss of $1,099,182, or ($0.04), per share for the same period in 2004. The increase in net loss in 2005 over 2004 was directly attributable to an increase in expenses associated with the Company’s expanded operations and efforts to continue its business growth. Included in the net loss for the three and six month periods ended June 30, 2005 are expenses of approximately $450,000 and $1,220,000, respectively, representing non-cash amortization expense related to the Company’s convertible debt financing.

Operating expenses for the three months ended June 30, 2005 were $1,732,128, compared to $680,060 for the same period in 2004. Operating expenses for the six months ended June 30, 2005 were $3,576,020, compared to $1,419,396 for the same period in 2004. Operating expenses as a percentage of sales for the three and six months ended June 30, 2005 decreased to 93% and 99%, respectively, compared to 259% and 294%, respectively, in the 2004 periods. The significant decrease of operating expenses as a percentage of sales has been predominantly a result of the 650% increase in sales. The increase in operating expenses in the 2005 periods was the result of increases in commission expenses incurred on the increased sales, as well as increases in promotion and marketing expenses, and our expanded operations in Australia and New Zealand.

Included in the Company’s consolidated results for the three and six months ended June 30, 2005 are revenues and expenses from its two controlled subsidiaries, BIOPRO Australasia Pty, Ltd, which operates the Company’s direct sales effort in Australia and New Zealand, and SRA Marketing, Inc., which is responsible for all sales made over the Direct Response Shopping network. Each of these subsidiaries began their operations in the fourth quarter of 2004. Revenues during the three and six months ended June 20, 2005, from BIOPRO Australasia Pty, Ltd., represented 25% and 26%, respectively, of the Company’s consolidated revenues for those periods. Revenues from SRA Marketing during the three and six months ended June 30, 2005, represent 7% and 11%, respectively, of the Company’s consolidated revenues for those periods.

Commenting on the results, Ray W. Grimm, Jr., the Company’s chief executive officer, stated “We continue to see the rewards of our marketing efforts with our significant revenue growth over prior periods. We will continue to focus our efforts on building our sales momentum, expanding our market presence, and achieving profitability.”

The information contained in this press release should be read in connection with the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004, containing the Report from the Company’s Independent Registered Public Accounting Firm that includes a qualification as to the Company’s ability to continue as a going concern and other information necessary for an understanding of the Company, as well as its Quarterly Report on Form 10-QSB for the period ended June 30, 2005.

About FemOne, Inc.
FemOne, Inc. (OTCBB: FEMO), based in Carlsbad, California is sales and marketing company with distribution in the United States, Canada, Australia and New Zealand. More information about FemOne and its products can be found on the company's web sites at www.femone.com or www.bioprotechnology.com, by e-mail at FEMOIR@femone.com or by calling FemOne Inc. at (760) 448-2498.

Any statements made in this press release which are not historical facts contain certain forward-looking statements, as such term is defined in the Private Litigation Reform Act of 1995, concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company’s operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company’s dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward looking statements. In some cases, you can identify forward looking statements by terminology such as "may," "will," "should," "could," "intend," "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements.

- Tables Follow -

FemOne, Inc.
Summary Financial Information

Statement of Operations Data:	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2005		2004	2005	2004
REVENUES
Sales	$	$ 1,867,076	$262,540	$3,619,705	$482,032
Cost of Sales		410,848	75,923	857,156	132,227
Gross Profit		1,456,228	186,617	2,762,549	349,805

EXPENSES
Order fulfillment costs		892,884	187,172	1,774,926	313,815
Sales and marketing		475,966	121,303	1,023,051	375,270
General and administrative		363,278	371,585	778,043	730,311
Total Expenses		1,732,128	680,060	3,576,020	1,419,396
LOSS FROM OPERATIONS		(275,900)	(493,443)	(813,471)	(1,069,591)
OTHER INCOME (EXPENSES), net
LOSS BEFORE MINORITY INTEREST		(746,881)	(511,305)	(1,996,834)	(1,099,182)

MINORITY INTEREST IN SUBSIDIARY		(15,913)	-	(54,207)	-

NET LOSS		$(762,794)	$(511,305)	$(2,051,041)	$(1,099,182)
NET LOSS PER COMMON SHARE - Basic and Diluted		$(0.01)	$(0.02)	$(0.04)	$(0.04)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - Basic and Diluted		58,973,112	26,383,509	54,973,112	26,324,009

Balance Sheet Data:
	June 30 2005	December 31, 2004
Cash	$1,302,190	$720,468
Accounts receivable	$190,048	$261,888
Inventory	$658,475	$370,958
Intangible assets, net	$222,320	$239,497
Net working capital	$1,303,419	$882,613
Total assets	$2,976,287	$2,309,186
Accounts payable and accrued liabilities	$922,673	$643,959
Deferred Compensation	$60,456	$76,011
Convertible notes payable, net	$996,223	$473,336
Notes payable - related parties	$300,009	$735,583
Total liabilities	$2,279,361	$1,928,859
Minority interest in subsidiaries	$97,730	$43,523
Total stockholders equity	$599,196	$336,804

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